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                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                             TOTAL DISABILITY RIDER

This rider is part of the certificate to which it is attached if it is shown in the specifications pages of the certificate. The insured under the policy is the insured under this rider.

BENEFIT - While the insured is totally disabled, we will add to the policy value the total disability benefit. This benefit is the larger of:

-    the amount shown in the specifications page; or

- the minimum monthly payment for the face amount covered by this rider during a period when the minimum monthly payment applies; or

- the monthly insurance protection charges ap-plicable to the face amounts and other riders covered by this rider.

The waiver of payment benefit is subject to:

-    our receipt of due proof of such total disability; and

-    evidence the total disability:

     -    began while this rider was in force; and
     -    began before the policy anniversary nearest age 65; and
     -    has continued for at least 4 months; and

-    the other terms and conditions of this rider.

The benefit will begin with the policy month following the date total disability begins or the policy anniversary nearest age 5, if later. We will credit the policy value with any benefit which applies to the time during which benefits are payable.

Each monthly benefit will be allocated in accordance with the payment allocation in effect on the date each benefit is credited to the policy value.

If the insured's total disability occurs before the policy anniversary nearest age 60, the benefit will end when total disability ends. If the total disability occurs on or after the policy anniversary nearest age 60, the benefit will continue during such total disability but not beyond the policy anniversary nearest age 65 or two years, whichever is longer.

Benefits will cease on the next monthly processing date following the end of a period of total disabil- ity.

DEFINITIONS OF TOTAL DISABILITY - Total disability means the insured is unable to engage in an oc- cupation as a result of disease or bodily injury. "Occupation" means attendance at school if the Insured is a student. "Student" means the insured is required by law to attend school. If the insured is not a student and is employed for remuneration or profit when such disability began, "occupation" means:

- during the first 60 months of disability, the insured's occupation for remuneration or profit; and

- thereafter, any occupation for remuneration or profit for which the insured is or becomes reasonably fitted by training, education or experience.

If the insured is not a student and is not engaged in an occupation for remuneration or profit when such disability began, "occupation" means any occupation for remuneration or profit for which the insured is or becomes reasonably fitted by training, education or experience.

Total loss of the following as a result of disease or bodily injury shall be deemed total disability:

-    speech

-    hearing in both ears; or

-    the sight of both eyes; or

-    the use of both hands; or

-    the use of both feet; or

-    the use of one hand and one foot.

RISKS NOT COVERED - No benefit will be provided if total disability results, directly or indirectly, from:

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-    an act of war, whether such war is declared or undeclared, and the insured is a member of the armed forces of a country or combination of countries;
     or

- any bodily injury occurring or disease first manifesting itself prior to the date of issue of this rider. However, no claim for total disability commencing after two years from the date of issue will be denied on the ground that the dis- ease or impairment not excluded from cover- age by name or specific description existed prior to the date of issue of this rider.

NOTICE AND PROOF OF CLAIM - Written notice of claim must be sent to our Principal Office:

-    during the lifetime of the insured; and

-    while the insured is totally disabled; and

-    not later than 12 months after this rider term- inates.

Proof of claim must be sent to our Principal Office within 6 months of the notice of claim. Failure to give notice or proof within the time required will not void or reduce any claim if it can be shown that such notice or proof was given as soon as was reasonably possible.

Proof of continued total disability must be fur-nished at our request at reasonable intervals. Failure to do so will end the benefit. Such proof will include an authorization to disclose facts concerning the insured's health, and may include medical exams of the insured conducted by physicians chosen by us. Such medical exams will be at our expense. After total disability has continued for 24 months, proof will not be required more than once a year, nor after the policy anniversary nearest age 65.

BENEFIT CHANGES - The benefit may be changed on written request. Any increase is subject to:

-    evidence of insurability

- the insured must be under age 60 and insur- able according to our underwriting rules; and

- payment to us of the amount needed to keep the policy in force if the surrender value is less than all charges due on the policy.

No increase, when added to the existing benefit, shall exceed the following limits:

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                 Maximum Benefit Table
--------------------------------------------------------

                                   Monthly Benefit
          Attained                    Per $1,000
             Age                     Face Amount
------------------------------ -------------------------

            0-19                        $1.00
            20-29                        1.25
            30-39                        2.00
            40-49                        3.00
            50-43                        4.00
        55 and above                     5.50
------------------------------ -------------------------

The waiver of payment benefit will be reduced if it exceeds the maximum benefit after the face amount of the policy is reduced. The monthly benefit may not exceed the amount shown in the Maximum Benefit Table.

The effective date of the changed benefit will be the first monthly processing date on or after the date all conditions are met. The changed benefit will be shown in a supplementary specifications page. The charges for an increased benefit will be shown in a Supplemental Insurance Protection Charge Table if the insured's underwriting class changes.

INCONTESTABILITY - Except for failure to pay the monthly insurance protection charges, this rider cannot be contested after the end of the following time periods.

- the initial benefit cannot be contested after the rider has been in force during the insured's lifetime and without the occurrence of the total disability of the insured for two years from the date of issue; and

- an increase in the benefit cannot be contested after the increased benefit has been in force during the insured's lifetime and without the occurrence of the total disability of the insured for two years from its effective date.

TERMINATION - This rider will terminate on the first to occur of:

-    the end of the grace period of a premium in default; or

-    the termination or maturity of the policy; or

- the day before the policy anniversary nearest age 65, except as provided in the Benefit provision; or

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-    the end of the policy month following a request for termination.

RIDER CHARGE - Charges for this rider are paid as a part of the monthly insurance protection charges due under the policy.

The monthly charge is shown in the Insurance Protection Charge Table multiplied by the greater of:

- the monthly insurance protection charges ap-plicable to the face amount and other riders covered by this rider; or


-    one-half of the total disability benefit shown in the specifications page.

GENERAL - The specifications page (page 3 of the policy) will show the date of issue of this rider.

When an increase in face amount or an additional rider is applied for, total disability benefit coverage must also be requested. We reserve the right to decline issuance of the total disability benefit coverage for the increased face amount or additional rider benefit.

If total disability begins during the grace period of a past due premium, such a premium will be payable.

The waiver of payment benefit will not reduce any amount payable under the policy.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.


               Signed for the Company at Worcester, Massachusetts

   /s/ JOHN F. O'BRIEN                /s/ CHARLES F. CRONIN
         President                            Secretary

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